Exhibit 10.5

EXECUTION VERSION

RESIGNATION, CONSENT AND APPOINTMENT AGREEMENT

AND AMENDMENT NO. 4 TO UNSECURED TERM LOAN AGREEMENT

This Resignation, Consent and Appointment Agreement (the “Agreement”), is entered into as of December 8, 2021, among Corre Credit Fund, LLC, (in such capacities, the “Existing Agent”) under that certain Credit Agreement (as defined below), the several banks and other financial institutions or entities party hereto as lenders (collectively, “Lenders”), the Successor Agent (as defined below), Team, Inc. (the “Borrower”), and the other Guarantors party hereto. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Existing Agent, the Borrower, Holdings, the other Guarantors party thereto and the Lenders have entered into the Unsecured Term Loan Credit Agreement dated as of November 9, 2021 (as amended from time to time prior to the date hereof, the “Credit Agreement”);

WHEREAS, the Existing Agent desires to resign as Agent under the Credit Agreement and the other Loan Documents;

WHEREAS, the Required Lenders desire to appoint Cantor Fitzgerald Securities (“CFS”), as successor Agent (in such respective capacity, the “Successor Agent”) under the Credit Agreement and the other Loan Documents, the Borrower desires to approve such appointment, and CFS wishes to accept such appointment;

WHEREAS, the Borrower approves the Required Lenders’ appointment of CFS as the successor Agent under the Loan Documents;

WHEREAS, the Existing Agent, the Successor Agent, the Borrower, Holdings, the other Guarantors party hereto and the Lenders party hereto are willing to enter into this Agreement and to make the amendments to the Credit Agreement contemplated hereunder on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Existing Agent, the Successor Agent, the Borrower, Holdings, the other Guarantors party thereto and the Lenders party hereto hereby agree as follows:

Section 1. Resignation of Existing Agent / Appointment of Successor Agent.

(a) In accordance with Section 11.9 of the Credit Agreement and effective as of the Effective Date (as defined below), the Existing Agent hereby transfers, conveys and assigns its obligations and each of its rights under the Credit Agreement and each other Loan Document to the Successor Agent, and the Successor Agent assumes and agrees to duly and timely to perform the obligations in accordance with the terms of the Credit Agreement and each other Loan Document.

(b) In accordance with Section 11.9 of the Credit Agreement, the Required Lenders hereby appoint CFS as Agent to perform the applicable obligations as the Agent under the Credit Agreement and each other Loan Document as applicable.

(c) In accordance with Section 11.9 of the Credit Agreement, the Borrower and the Required Lenders hereby consent to the foregoing assignment and appointment and release Existing Agent from all duties and obligations under the Credit Agreement and each other Loan Document.

(d) After giving effect to the terms of this Agreement, the Existing Agent (in its limited capacity as Agent) shall individually be entitled to the benefit of all reimbursement and indemnification provisions (including, without limitation, all rights to enforce and collect any amounts due to it thereunder) set forth in the Credit Agreement, and each other Loan Document, which provisions in the case of the Existing Agent shall continue for the benefit of the Existing Agent in respect of any actions taken or omitted to be taken by it prior to the date hereof.

(e) The Existing Agent, the Successor Agent, each Loan Party and the Required Lenders hereby acknowledge and agree that, effective immediately upon the Effective Date, (i) the Existing Agent is discharged from its duties and obligations under the Credit Agreement and each other Loan Document, (ii) the Existing Agent shall no longer have the benefit of any provision of any of the Credit Agreement or any other Loan Document other than with respect to any actions taken or omitted to be taken while the Existing Agent was, or because the Existing Agent had been, validly acting as Agent under the Credit Agreement or any other Loan Document (including, for the avoidance of doubt, (x) as provided in Section 1(d) above and (y) actions taken or to be taken pursuant to Section 3(b) below), and (iii) from and after the Effective Date, Successor Agent succeeds to, and becomes vested with, all the rights, powers, privileges and duties of the Existing Agent under the Credit Agreement and each other Loan Document. In furtherance of the foregoing, all defined terms referencing Existing Agent as Agent in the Credit Agreement and each other Loan Document are, as of the Effective Date, deemed to refer to Successor Agent as the Agent thereunder.

(f) Subject to its rights under Section 11.9 of the Credit Agreement, the Existing Agent hereby agrees that it shall take such actions as may be reasonably necessary to assign to the Successor Agent any rights Existing Agent has as Administrative Agent under the Loan Documents. In furtherance of the foregoing, the Existing Agent covenants and agrees that it will, in each case at the Borrower’s sole expense, (i) deliver, or cause to be delivered, promptly to the Successor Agent, (A) the Register referenced in Section 12.7(d) of the Credit Agreement (which shall include a schedule setting forth the outstanding principal amount of, and accrued interest payable on, the Loans as of the Effective Date); (B) executed copies of the Credit Agreement and the other Loan Documents in its possession; (C) copies of any written notices and other written requests delivered to the Existing Agent in accordance with Section 12.1 of the Credit Agreement, which are received on or after the Effective Date; and (D) all administrative questionnaires and all tax documentation held by the Existing Agent. The Borrower hereby consents to all actions taken by the Existing Agent and the Successor Agent pursuant to the foregoing sentence.

(g) The Borrower, at its sole expense, agrees to cause to be promptly and duly taken, executed, acknowledged and delivered any such further acts, documents, instruments and assurances as may be necessary or as the Successor Agent may reasonably request in order (i) to carry out the intent and purpose of this Agreement and the transactions contemplated herein or (ii) for the Successor Agent to obtain the full benefits of this Agreement, the Credit Agreement, the other Loan Documents and the rights and powers herein and therein granted.

Section 2. Amendments. Each of the Borrower, the Required Lenders party hereto, the Existing Agent (at the direction of the Required Lenders) and the Successor Agent (at the direction of the Required Lenders) hereby agree that the Credit Agreement shall be amended from and after the Effective Date as further set forth on Annex A hereto.

Section 3. Effectiveness. This Agreement shall be effective as of the date (the “Effective Date”) when each of the Existing Agent and the Successor Agent shall have received:

(a) counterparts of this Agreement duly executed by the parties hereto; and

(b) the Borrower shall have paid to the Successor Agent on or prior to the Effective Date (i) any fees and expenses set forth in the Agent Fee Letter (as defined below) due and payable on or prior to the Effective Date and (ii) for the benefit of Shipman & Goodwin LLP, counsel to the Successor Agent, any of its fees and expenses to the extent required to be reimbursed or paid by the Borrower under any Loan Document (including without limitation this Agreement and the Agent Fee Letter).

Section 4. Representations and Warranties.

(a) Each of the parties hereto represents and warrants (which representations and warranties shall survive the execution and delivery hereof) for the benefit of each of the other parties hereto that:

a.

it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the transactions contemplated hereby and has taken or caused to be taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

b.

no consent of any person (including, without limitation, any of its equity holders or creditors), and no action of, or filing with, any governmental or public body or authority is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Agreement to reflect the Successor Agent as the successor Administrative Agent;

c.

this Agreement has been duly executed and delivered on its behalf by a duly authorized officer, and constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and the exercise of judicial discretion in accordance with general principles of equity; and

d.

the execution, delivery and performance of this Agreement will not violate any law, statute or regulation, or any order or decree of any court or governmental instrumentality, or conflict with, or result in the breach of, or constitute a default under, any contractual obligation of such party or any of its subsidiaries which violation, conflict or breach could reasonably be expected to have a Material Adverse Effect.

(b) The Existing Agent further represents and warrants that, as of the Effective Date:

a.

Schedule 1 sets forth (A) the outstanding principal amount of the Loans; (B) the Register referenced in Section 12.7(d) of the Credit Agreement and (C) any other fees, charges and expenses due and payable to the Existing Agent or any of the Lenders;

b.

Schedule 2 sets forth each of the Loan Documents other than notices and officer’s certificates delivered in the ordinary course of business and, except as set forth on Schedule 3, there have been no amendments, supplements, modifications, consents or waivers to any of the Loan Documents and each of the Loan Documents remains in full force and effect;

c.

To the best knowledge of the Existing Agent, there is no action, suit or proceeding pending or threatened against the Existing Agent before any court or governmental authority arising out of any action or omission by the Existing Agent with respect to, or directly or indirectly arising out of, under, or in connection with the Loan Documents or the transactions contemplated therein or related thereto.

Section 5. Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 6. Successor Agent’s Fees and Expenses. Commencing on the Effective Date, (a) the Successor Agent shall be entitled to receive the fees set forth in the Credit Agreement (as amended pursuant to the terms hereof), and (b) except as otherwise provided herein, the Existing Agent shall not be entitled to receive any fees pursuant to the Credit Agreement or any other Loan Document other than unpaid costs and expenses to the extent such costs and expenses were incurred prior to the Effective Date and are due and payable pursuant to Sections 11.6 and 12.4 of the Credit Agreement. The Successor Agent shall not have any liability for the fees and expenses of the Existing Agent. Commencing on the Effective Date, the Borrower shall pay the Successor Agent the agency fees set forth in the Agent Fee Letter, dated as of the date hereof (the “Agent Fee Letter”), executed by the Borrower and CFS. Without limiting the generality of the foregoing, the Borrower agrees to reimburse the Existing Agent and CFS respectively for reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of counsel to CFS) incurred by CFS, as applicable, in connection with: (a) its due diligence review of the Loan Documents, (b) the consummation of the transactions contemplated by this Agreement (including, without limitation, any required filing of record of any instrument effecting or giving notice of the assignment evidenced hereby) and (c) the preparation, negotiation, execution and delivery of this Agreement and all other documents, instruments and certificates executed in connection therewith.

Section 7. Invalidity; Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

Section 8. References. All references to the “Credit Agreement”, “thereunder”, “thereof”’ or words of like import in such documents, any other Loan Documents or any documents and instruments delivered pursuant to or in connection therewith shall mean and shall be a reference to such documents as modified hereby and as each may in the future be amended, restated, supplemented or modified from time to time.

Section 9. Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

Section 10. Agreement as a Loan Document. Each reference in the Credit Agreement or in any of the other Loan Documents to “Loan Documents” shall be deemed to include a reference to this Agreement and this Agreement shall be a Loan Document for all purposes under the Loan Documents and the obligations of the Borrower hereunder shall constitute Obligations.

Section 11. Miscellaneous. The parties hereto shall, at any time and from time to time following the execution of this Agreement, execute and deliver all such further instruments and take all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to carry out the provisions of this Agreement.

Section 12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their permitted legal representatives, successors and assigns.

Section 13. Headings. Section headings in this Agreement are included herein for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 14. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes, whether oral or written, all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, representations and warranties in respect thereof, all of which have become merged and finally integrated into this Agreement.

Section 15. Effect/No Novation. Except as expressly set forth herein, nothing contained herein shall in any way waive, release, modify or limit the Borrower’s and each other Loan Party’s obligation to comply with each of the terms and conditions of the Credit Agreement and each of the other Loan Documents and all rights and remedies thereunder shall remain unaltered. Neither this Agreement nor any of the transactions contemplated hereby shall be deemed to be a novation of any of the Obligations.

Section 16. Consent of the Required Lenders. Each of the undersigned Lenders hereby represents and warrants that it is owed the outstanding principal amount of the Loans set forth with respect to it in the Register maintained by the Existing Agent and such Required Lenders, the Borrower and the undersigned Loan Parties hereby consent to the amendments of the Loan Documents set forth in Annex A to this Agreement.

Section 17. Release and Indemnity. After giving effect to the terms of this Agreement, each of the Existing Agent and the Successor Agent shall individually be entitled to the benefit of all reimbursement and indemnification provisions in favor of the Agent set forth in the Credit Agreement and the Loan Documents (including, without limitation, those provided under Article XI and Section 12.4 of the Credit Agreement), which provisions, in the case of the Existing Agent, shall survive the assignment of duties and obligations to the Successor Agent hereunder as set forth herein. Without limitation of the generality of the foregoing, the Borrower and each Lender agrees to indemnify the Existing Agent, CFS and each Affiliate of the Existing Agent and CFS and the partners, directors, officers, employees, agents and advisors of the Existing Agent, CFS and their respective Affiliates (each such person being called an “Indemnitee”) against and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) any error or incorrect information appearing on the Register attached hereto or (ii) the execution, performance or delivery of this Agreement or any document contemplated hereby, the performance by the parties hereto of their respective obligations hereunder and any claim, litigation, investigation or proceeding relating specifically to the foregoing; provided that, in each case, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its related Persons.

The parties hereto expressly acknowledge and agree that CFS shall have no responsibility or liability in connection with (i) any actions or omissions taken or not taken by the Existing Agent and (ii) any actions required or contemplated to be taken prior to the Effective Date.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

EXISTING AGENT: Corre Credit Fund

By:	/s/ John Barrett
Name: John Barrett
Title: Authorized Signatory

BORROWER: Team, Inc.

By:	/s/ André C. Bouchard
Name: André C. Bouchard
Title: Executive Vice President, Chief Legal Officer and Secretary

SUCCESSOR AGENT: Cantor Fitzgerald Securities

By:	/s/ James Buccola
Name: James Buccola
Title: Head of Fixed Income

CORRE OPPORTUNITIES QUALIFIED MASTER FUND, LP, as Lender

By:	/s/ John Barrett
Name: John Barrett
Title: Authorized Signatory

CORRE HORIZON FUND, LP, as Lender

By:	/s/ John Barrett
Name: John Barrett
Title: Authorized Signatory

CORRE HORIZON FUND II, LP, as Lender

By:	/s/ John Barrett
Name: John Barrett
Title: Authorized Signatory

Annex A

Amendments to Credit Agreement

(A)    The defined term “Commitment Letter Agreement” in Section 1.1 of the Credit Agreement is modified to replace the word “Agent” with “Prior Agent”.

(B)    Subsection (viii) of the defined term “Lender Group Expenses” in Section 1.1 of the Credit Agreement is replaced in its entirety as follows:

“(viii)    Agent’s and Lenders’ reasonable and documented costs and expenses (including reasonable attorneys’ fees for one primary counsel for the Agent and a separate primary counsel for the Lenders, taken as a whole, and, if reasonably necessary, one local counsel and one regulatory counsel in each relevant jurisdiction and due diligence expenses) incurred in advising, drafting, reviewing, administering, or amending, waiving, or modifying the Loan Documents, and”

(C)    The defined term “Loan Documents” in Section 1.1 of the Credit Agreement is replaced in its entirety as follows:

‘“Loan Documents” means this Agreement, any Intercompany Subordination Agreement, the ABL Subordination Agreement, the 2020 Term Loan Subordination Agreement, the Agent Fee Letter, the First Amendment, the Second Amendment, the Third Amendment and any other documents and instruments entered into, now or in the future, by any Loan Party or any of its Subsidiaries under or in connection with this Agreement, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.”

(D)    The following defined is added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Agent Fee Letter” means that certain letter agreement, dated as of the Second Amendment Effective Date, among the Borrower and CFS, as Agent.

“CFS” means Cantor Fitzgerald Securities.

“Erroneous Payment” has the meaning specified in Section 11.13.

“First Amendment” means that certain Amendment No. 1 to Unsecured Term Loan Credit Agreement, dated as of November 30, 2021, among the Borrower and the Lenders party thereto.

“Payment Recipient” has the meaning specified in Section 11.13

“Prior Agent” means Corre Credit Fund, LLC, in its capacity as Agent under the Credit Agreement until the Second Amendment Effective Date.

“Second Amendment” means that certain Amendment No. 2 to Unsecured Term Loan Credit Agreement, dated as of December 6, 2021, among the Borrower and the Lenders party thereto.

“Third Amendment” means that certain Amendment No. 3 to Unsecured Term Loan Credit Agreement, dated as of December 7, 2021, among the Borrower and the Lenders party thereto.

“Fourth Amendment” means that certain Resignation, Consent and Appointment Agreement, dated as of December 8, 2021, among the Prior Agent, CFS, as Successor Agent (as defined therein), the Lenders party thereto, the Borrower, and the other Guarantors party thereto.

“Fourth Amendment Effective Date” means December 8, 2021.

(E)    Section 1.4(vii) of the Credit Agreement is replaced in its entirety as follows:

“(vii) the “discretion” of Agent, the Required Lenders or the Lenders means the sole and absolute discretion of such Person(s); provided, that, notwithstanding anything to the contrary in the Loan Documents, (a) any references to any discretionary act or document that is to be in form and/or substance satisfactory to the Agent shall be in form and/or substance satisfactory to Agent (at the direction of the Required Lenders, or all Lenders if so required pursuant to the Credit Agreement), (b) any extension of time or other discretionary matter purported to be at the Agent’s discretion shall be at the Agent’s discretion (solely at the direction of the Required Lenders); and (c) any matter that otherwise requires the Agent’s approval or consent shall be at the Agent’s consent (solely at the direction of the Required Lenders). Under no circumstances shall Agent be obligated to take any action or exercise any discretion absent direction from the Required Lenders.”

(F)    Section 2.3(a) of the Credit Agreement is amended by deleting “one Business Day” and replacing it with “two Business Days”.

(G)    Section 2.5(b) of the Credit Agreement is amended by deleting “one Business Day” and replacing it with “two Business Days”.

(H)    The following sentence is added at the end of Section 2.5(d) of the Credit Agreement:

“Any prepayment pursuant to this Section 2.5 shall be accompanied by accrued and unpaid interest on the Loans so repaid in cash.”

(I)    Section 11.1(a) of the Credit Agreement is hereby amended by adding the words “execute and deliver the Loan Documents, binding the Lenders to the terms thereof,” after the word “to” in the second line thereof.

(J)    Section 11.1 is hereby amended by adding a new subsection “(d)” immediately following subsection “(c)” thereof. Subsection “(d)” shall read as follows:

“(d) Notwithstanding any provision to the contrary elsewhere in this Agreement, (i) prior to granting any material consent, waiver or approval hereunder, the Agent shall first consult with and receive the consent or direction from the Required Lenders, (ii) the Agent shall not elect to not take any material action hereunder without first consulting with and receiving the direction or consent from the Required Lenders, (iii) the Required Lenders have the power to direct the Agent in the exercise of its powers and the performance of its duties under the Loan Documents and the Agent agrees to act in accordance with such directions of the Required Lenders; provided that in no event shall the Agent be required to comply with any such directions to the extent that the Agent reasonably believes that its compliance with such directions would be unlawful, could cause the Agent reputational harm, or for which the Agent does not reasonably believe it is adequately indemnified. In all circumstances, the consent or direction of the Required Lenders may be proved by the written instruction of the Required Lenders, or, in the Agent’s discretion, by e-mail from the Required Lenders or their counsel.”

(K)     Section 11.2 is hereby amended by (i) adding the words “as determined in a final and non-appealable judgment by a court of competent jurisdiction” after the world “misconduct” in the fourth line thereof; (ii) adding the words “(regardless of whether a Default of Event of Default shall have occurred or be continuing)” after the word “Lender” in the last sentence thereof; and (iii) adding the following sentence at the conclusion of such Section:

“The rights, privileges and immunities set forth in this Agreement or otherwise in the Loan Documents shall be automatically incorporated by reference, whether or not expressly provided therein.”

(L)    Section 11.3(b) is amended by adding the following sentence at the end thereof:

“For purposes of determining compliance with the conditions specified in Article V, the Agent and each Lender that has signed this Agreement and expressly confirmed release of such signature page from escrow or funded such Borrowing shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Person unless the Agent shall have given, on behalf of itself or any Lender, notice prior to the date of the applicable Borrowing specifying any such Person’s objection thereto.”

(M)    Section 11.4 is hereby amended by adding the words “, accompanied by indemnity satisfactory to Agent” after the word “Lenders” at the end of the second sentence thereof.

(N)    Section 11.6 is hereby amended by adding the words “or the earlier resignation or removal of Agent” after the word “Obligations” in the last sentence thereof.

(O)    Article XI is hereby amended by adding a new “Section 11.13” immediately following “Section 11.12) thereof. “Section 11.13” shall read as follows:

“Section 11.13 Erroneous Payments.

(a)

If Agent determines (which determination shall be conclusive and binding, absent manifest error) that Agent or any of its Affiliates has erroneously, mistakenly or inadvertently transmitted any funds to any Lender or any Person who has received funds by or on behalf of a Lender (together with their respective successors and assigns, a “Payment Recipient”) (whether or not such transmittal was known by any such Payment Recipient) (any such funds, whether received as a payment, prepayment, or repayment of principal, interest, fees, distributions, or otherwise, individually and collectively, an “Erroneous Payment”) and Agent subsequently demands the return of such Erroneous Payment (or any portion thereof), then such Lender shall promptly, but in no event later than two (2) Business Days after such demand, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such demand was made by Agent, in same day funds (in the currency received by the Payment Recipient), together with interest thereon in respect of each day from and including the date such amount was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the Federal Funds Rate.

(b)

To the extent permitted by applicable law, each of each Lender agrees not to assert any right or claim to any Erroneous Payment (or any portion thereof) and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment (or any portion thereof) (including, without limitation, any defense based on “discharge for value” or any similar doctrine).

(c)

This Section 11.13(c) shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Indebtedness (or any portion thereof) under any Loan Document.”

(P)    Section 12.1 of the Credit Agreement is amended by adding the following notice information for the Agent:

Cantor Fitzgerald Securities 900 West Trade Street, Suite 725 Charlotte, NC 28202 Attention: Bobbie Young (Team, Inc.) Telephone:704-374-0574 Facsimile: 646-390-1764

Email: BankLoansAgency@cantor.com

With a copy to:

Cantor Fitzgerald Securities

1801 N. Military Trail, Suite 202

Boca Raton, FL 33431

Attention: Nils Horning (Team, Inc.)

Telephone: 212-829-4889

Facsimile: 646-219-1180

Email: NHorning@cantor.com

With a copy (which shall not constitute notice) to:
Shipman & Goodwin LLP
One Constitution Plaza
Hartford, CT 06103
Attention: Nathan Plotkin
Email: nplotkin@goodwin.com

Schedule 2

Loan Documents

•	Credit Agreement

•	First Amendment to the Credit Agreement

•	Second Amendment to the Credit Agreement

•	Third Amendment to the Credit Agreement

•	Fourth Amendment to the Credit Agreement

•	Commitment Letter Agreement[1]

•	ABL Subordination Agreement

•	2020 Term Loan Subordination Agreement

•	Promissory Note 1

•	Promissory Note 2

•	Promissory Note 3

•	Guaranty dated November 9, 2021

•	Guaranty Supplement dated November 12, 2021

•	Guaranty Supplement dated November 15, 2021

[1]	Capitalized terms used but otherwise not defined herein shall have the meanings provided to them in the Credit Agreement.

Schedule 3

Amended Loan Documents

•	First Amendment to the Credit Agreement

•	Second Amendment to the Credit Agreement

•	Third Amendment to the Credit Agreement

•	Fourth Amendment to the Credit Agreement

•	Guaranty Supplement dated November 12, 2021

•	Guaranty Supplement dated November 15, 2021